Exhibit 10.7

Delek US Holdings, Inc. 7102 Commerce Way Brentwood, TN 37027

February 25, 2022
Nithia Thaver
Dear Nithia
Congratulations! On behalf of Delek US Holdings, Inc. and/or its subsidiary companies (collectively “Delek”), I am pleased to extend this promotion as EVP, President Refining reporting to the EVP, Chief Operating Officer. The effective date of this promotion will be January 1, 2022

Position/Title:	EVP, President Refining
Start Date:	January 1, 2022
Base Salary:	$400,000 paid in bi-weekly installments of $15,385
Annual Bonus Target:
75%
You will be eligible to participate in our discretionary Annual Cash Incentive Program at a target bonus of 75% of your annualized base salary. The annual bonus ranges between 0x and 2x bonus target based on the performance of the Company and attainment of objectives and is typically paid during the 1st quarter of the year following the applicable bonus year.

Vacation	Executive will be granted 25 business days of vacation per calendar year. Unused vacation will accrue and carry over into a new calendar year during the Term and the amount attributed to accrued and unused vacation will be paid to Executive upon the termination of employment. Executive will be provided with sick leave according to the Company’s standard policies.
Equity Compensation:
$300,000 targeted.

Subject to approval by the Board of Directors or applicable committee thereof, your role may be eligible for an annual Award under Delek’s 2016 Long-Term Incentive Plan, as may be amended or replaced during the course of your employment (the “Plan”). The Award shall be made upon other terms and conditions applicable to Awards under the Plan (including, without limitation, exercise prices and vesting conditions). Subject to the foregoing, your first Award under the Plan will be made in the form of 50% Restricted Stock Units (RSUs) and a value based Award, which generally vest quarterly over the three (3) anniversaries of the grant date and 50 Performance Based Restricted Stock Units (PRSUs) which will have a 3 year, relative total shareholder return (rTSR) performance metric. Please note that Delek reserves the right to adjust the value and form of equity at any time during your employment.

Exhibit 10.7

Fringe Benefits:
General Employee Benefits. The Company shall make available to Executive, or cause to be made available to Executive, throughout the period of Executive’s employment hereunder, such benefits as may be put into effect from time to time by the Company generally for other senior executives of the Company. The Company expressly reserves the right to modify such benefits available to Executive at any time provided that such modifications apply to other similarly situated employees.
Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by Executive in connection with the performance of Executive’s duties for the Company, in accordance with and subject to Section 20(c) and all applicable Company expense incurrence and reimbursement policies.
Other Benefits. During the Term, the Company will pay Executive’s reasonable costs of professional tax and financial counseling, provided that, the cost of each such benefit does not exceed $25,000 in any calendar year. Perquisites and other personal benefits that are not integrally and directly related to the performance of Executive’s duties and confer a direct or indirect benefit upon Executive that has a personal aspect may, in the Company’s sole discretion, be recorded as taxable compensation to Executive and disclosed in public filings according to SEC regulations.

Restrictive Covenants.
(a)    Non-Competition.
(i)    In consideration of the Confidential Information provided to Executive and the other benefits provided to him pursuant to this Agreement, Executive agrees that, if his employment ends during the Term, then, during the Non-Compete Period (as defined below), he will not, without the prior written consent of the Company, conduct any business in or provide services with respect to or provide services with respect to the Territory (as defined below) by becoming an employee, officer, director, independent contractor, consultant, shareholder or partner of, or assist in any other capacity, a Competitor (as defined below). The

Exhibit 10.7
terms of this Section 8(a) shall not apply to the passive ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange.
(ii)    For any termination except for a termination by the Company for Cause, the “Non-Compete Period” shall commence upon the date that notice of termination of employment is delivered or deemed delivered under the notice provisions of this Agreement, and continue until the first anniversary of such date, it being acknowledged and agreed that the Non-Compete Period may commence to run, or even completely run, during a period of time during which Executive remains employed by the Company (assuming that he continues to be so employed after the delivery of such notice of termination). In the event of a termination by the Company for Cause, the Non-Compete Period shall commence upon the date that Executive’s employment with the Company ends.
(iii)    For purposes of this Section 8(a), a “Competitor” means a member of the peer group of companies set forth in the most recently filed Annual Reports on Form 10-K of the Company or Delek Logistics Partners, LP.
(iv)    For purposes of Section 8(a), the “Territory” shall mean the following geographic areas as of the commencement of the Non-Compete Period (A) any state (or, in the case of Louisiana, any parishes set forth on Exhibit A), province or foreign analogue in which petroleum and biodiesel refining facilities of the Company are located, (B) any state (or, in the case of Louisiana, any parishes set forth on Exhibit B), province or foreign analogue in which owned wholesale refined products distribution facilities of the Company are located and (C) a 50 mile radius from any of the Company’s retail fuel and/or convenience merchandise facilities.
(b)    Non-Interference with Commercial Relationships. During Executive’s employment with the Company, and for a period of one year thereafter, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with the Company or its affiliates, nor will Executive engage in any other activity that interferes or could reasonably be expected to interfere in any material way with the commercial relationships between the Company and its affiliates and such customers or vendors. The foregoing covenant shall be in addition to any other covenants or agreements to which Executive may be subject.
(c)    Non-Interference with Employment Relationships. During Executive’s employment with the Company, and for a period of one year thereafter, Executive shall not, without the Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s

Exhibit 10.7
relationship with any of its employees or independent contractors. The foregoing does not prohibit Executive (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts Executive on his/her own initiative without any direct or indirect solicitation by Executive other than customary forms of general solicitation such as newspaper advertisements or internet postings.
(d)    It is understood and agreed that the scope of each of the covenants contained in this Section 8 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interests of the Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative.

Exhibit 10.7

Copyright, Inventions, Patents	The Company shall have all right, title and interest to all intellectual property (including, without limitation, graphic designs, copyrights, trademarks and patents) created by Executive during the course of Executive’s employment with the Company. Executive hereby assigns to Company all copyright ownership and rights to any work product developed by Executive or at Executive’s discretion and reduced to practice for or on behalf of the Company or which relate to the Company’s business during the course of the employment relationship. At the Company’s expense and for a period beginning on the Effective Date and continuing for three years following the termination of Executive’s employment, Executive shall use Executive’s reasonable best efforts to assist or support the Company to obtain, maintain, and assert its rights in such intellectual property and work product including, without limitation, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to the Company’s intellectual property rights.
Confidentiality	During the course of employment, you will be exposed to information and ideas of a confidential or proprietary nature which pertain to the Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, programs and practices, customers and users and their needs, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties which has been provided to the Company in confidence. All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered Confidential Information to the extent that it is generally available to the public. During your employment with the Company and for a period of three years thereafter, you shall hold Confidential Information in confidence, shall use it only in connection with your employment-related duties, shall restrict its disclosure to those directors, employees or independent contractors of the Company with need to know, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than the Company without the Company’s prior written consent (unless otherwise required by law). Upon the Company’s request or your termination of employment, you will return any and all writings or other media containing Confidential Information in your possession, custody or control. Nothing herein shall prohibit you from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or require you to notify the Company (or obtain its prior approval) of any such reporting.

We extend this offer with the understanding that in consideration of your assignment, you agree to conform to the policies of Delek US Holdings, and you understand and acknowledge that you will be an “at will” employee.

Exhibit 10.7
/s/ Jared Serff 3/11/2022         /s/ Nithia Thaver 3/4/2022
Jared Serff, EVP CHRO Date         Nithia Thaver, EVP Refining Date

Exhibit 10.7
EXHIBIT A
St. Landry Parish

Exhibit 10.7

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